Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

US Airways, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-194685 on Form S-3ASR of American Airlines Group Inc. and American Airlines, Inc. of our report dated March 11, 2015, except as to notes 3(p), 13 and 14, which are as of January 4, 2016, with respect to the consolidated balance sheets of US Airways, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity, and cash flows for the year ended December 31, 2014 (Successor), the period from December 9, 2013 to December 31, 2013 (Successor), the period from January 1, 2013 to December 8, 2013 (Predecessor), and for the year ended December 31, 2012 (Predecessor), which report appears in the Form 8-K/A of American Airlines Group Inc. and American Airlines, Inc. dated December 31, 2015 and filed January 4, 2016.

/s/ KPMG LLP

Phoenix, Arizona

January 4, 2016